                                                                     EXHIBIT 2.1



                            STOCK PURCHASE AGREEMENT


                                      AMONG


                    STOCKHOLDERS OF CHATHAM STEEL CORPORATION



                                       AND



                          RELIANCE STEEL & ALUMINUM CO.



                                  June 4, 1998

                                TABLE OF CONTENTS

1. Definitions ...........................................................     1
2. Basic Transaction .....................................................     4
         (a) Purchase and Sale of Chatham Shares .........................     4
         (b) Divested Assets .............................................     6
         (c) Chatham Liabilities .........................................     6
         (d) Divested Liabilities ........................................     7
         (e) Purchase Price ..............................................     7
         (f) The Closing .................................................     8
         (g) Title to Chatham Shares, Etc ................................     9
         (h) Seller Representatives ......................................     9
         (i) Tax Election ................................................    10
3. Representations and Warranties of Sellers .............................    10
         (a) Organization and Qualification of Chatham ...................    10
         (b) Noncontravention ............................................    10
         (c) Brokers' Fees ...............................................    11
         (d) Title to and Condition of Tangible Assets ...................    11
         (e) Subsidiaries ................................................    11
         (f) Financial Statements ........................................    11
         (g) Events Subsequent to Most Recent Fiscal Month End ...........    12
         (h) Legal Compliance ............................................    12
         (i) Tax Matters .................................................    12
         (j) Real Property ...............................................    13
         (k) Intellectual Property .......................................    13
         (1) Contracts ...................................................    13
         (m) Powers of Attorney ..........................................    14
         (n) Litigation ..................................................    14
         (o) Employee Benefits ...........................................    14
         (p) Environmental, Health and Safety Matters ....................    15
         (q) Certain Business Relationships with Chatham .................    16
         (r) Employment Matters ..........................................    16
         (s) Inventory ...................................................    17
         (t) Insurance ...................................................    17
         (u) Accounts Receivable .........................................    17
         (v) Disclaimer of other Representations and Warranties ..........    17
4. Representations and Warranties of Buyer ...............................    18
         (a) Organization of Buyer .......................................    18
         (b) Authorization of Transaction ................................    18
         (c) Noncontravention ............................................    19
         (d) Brokers' Fees ...............................................    19
5. Pre-Closing Covenants .................................................    19
         (a) General .....................................................    19
         (b) Notices and Consents ........................................    19
         (c) Operation of Business .......................................    19
         (d) Full Access .................................................    21
         (e) Notice of Developments ......................................    21
6. Conditions to Obligation to Close; Closing ............................    21

         (a) Conditions to Obligation of Buyer ...........................    21
         (b) Conditions to Obligation of Sellers .........................    22
         (c) Deliveries by Buyer .........................................    23
         (d) Deliveries by Sellers .......................................    24
7. Termination ...........................................................    24
         (a) Termination of Agreement ....................................    24
         (b) Effect of Termination .......................................    25
8. Indemnification .......................................................    25
         (a) Sellers .....................................................    25
         (b) Buyer .......................................................    26
         (c) Notice of Claim .............................................    26
         (d) Threshold ...................................................    27
         (e) Time to Assert Claim ........................................    27
         (f) Sellers Liability ...........................................    27
9. Miscellaneous .........................................................    27
         (a) Press Releases and Public Announcements .....................    27
         (b) No Third-Party Beneficiaries ................................    28
         (c) Entire Agreement ............................................    28
         (d) Succession and Assignment ...................................    28
         (e) Counterparts ................................................    28
         (f) Headings ....................................................    28
         (g) Notices .....................................................    28
         (h) Governing Law ...............................................    29
         (i) Amendments and Waivers ......................................    29
         (j) Severability ................................................    29
         (k) Expenses ....................................................    29
         (1) Construction ................................................    29
         (m) Incorporation of Exhibits, Annexes, and Schedules ...........    29
         (n) Standstill ..................................................    30
         (o) Confidentiality .............................................    30
         (p) Term ........................................................    30
         (q) Termination of Shareholder Agreement; Amendment to Bylaws ...    30
10. Post-Closing Covenants ...............................................    31
         (a) General .....................................................    31
         (b) Litigation Support ..........................................    31
         (c) Transition ..................................................    31
         (d) Short Year Tax Return .......................................    31

          Exhibit A-Form of Covenant Not to Compete
          Exhibit B-Lease Agreements
          Exhibit C-Equipment and Inventory
          Exhibit D-Permits
          Exhibit E-Prepaid Expenses
          Exhibit F-Divested Assets
          Exhibit G-Holdback Agreement
          Exhibit H-Seller's Legal Opinion
          Exhibit I-Buyer's Legal Opinion

Disclosure Schedules
  Disclosure Schedule 2(g)     Stock Ownership
  Disclosure Schedule 3(d)     Condition of Tangible Assets
  Disclosure Schedule 3(i)     Income Tax Returns
  Disclosure Schedule 3(j)(i)  Real Property - Owned and included in Chatham
                               Assets
  Disclosure Schedule 3(j)(ii) Real Property - Leased/Subleased
  Disclosure Schedule 3(k)     Intellectual Property
  Disclosure Schedule 3(l)     Major Contracts
  Disclosure Schedule 3(n)     Litigation
  Disclosure Schedule 3(o)(i)  Employee Benefit Plan
  Disclosure Schedule 3(p)     Environmental Health and Safety Matters
  Disclosure Schedule 3(q)     Stockholder Officers, Directors and Employees

                            STOCK PURCHASE AGREEMENT


         Agreement entered into as of June 4, 1998 by and among Reliance Steel & Aluminum Co., a California corporation ("Buyer"), and the stockholders of Chatham Steel Corporation, a Georgia corporation ("Chatham") who have executed this Agreement by signing a counterpart of this Agreement (collectively "Sellers"). Buyer and Sellers are referred to collectively herein as the "Parties."

         Sellers in the aggregate own all of the outstanding capital stock of Chatham.

         This Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the outstanding capital stock of Chatham in return for cash.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1.       Definitions.

         "Accounts Receivable" has the meaning set forth in Section 2(a)(vii) below.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Agreement" means this Stock Purchase Agreement, including the Disclosure Schedules and Exhibits hereto.

         "Affiliate" has the meaning set forth in Rule l2b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a).

         "Applicable Rate" means seven percent (7%) per annum.

         "Business" means the steel service center business and the manufacture and assembly of component metal parts for original equipment manufacturers.

         "Buyer" has the meaning set forth in the preface above.

         "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

         "Chatham Assets" has the meaning set forth in Section 2(a) below.

         "Chatham Share" means any share of the issued and outstanding common stock of Chatham, par value $25 per share.

         "Chatham Liabilities" has the meaning set forth in Section 2(c) below.

         "Closing" has the meaning set forth in Section 2(f) below.

         "Closing Date" has the meaning set forth in Section 2(f) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" means any information concerning the businesses and affairs of Chatham that is not already generally available to the public.

         "Covenants Not to Compete" means the Agreements between Buyer and the following Sellers: Arnold M. Tenenbaum, Sheldon U. Tenenbaum, Bert M. Tenenbaum, Samuel J. Tenenbaum and Ronald A. Kronowitz in the form attached hereto as Exhibit A.

         "Disclosure Schedules" has the meaning set forth in Section 3 below.

         "Divested Assets" has the meaning set forth in Section 2(b) below.

         "Divested Liabilities" has the meaning set forth in Section 2(d) hereof.

         "Equipment and Inventory" has the meaning set forth in Section 2(a)(i) below.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan, or (e) material fringe benefit or other retirement, bonus, or incentive plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(l).

         "Environmental, Health and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Expense Fund" means an amount estimated by the Seller Representatives as of the Closing Date to pay the costs and expenses of the Sellers and/or Chatham incurred in connection with the transactions contemplated by this Agreement which will not be paid or assumed by Buyer and to pay any purchase price adjustment pursuant to Section 2(e) below.

         "Financial Statements" has the meaning set forth in Section 3(f) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Income Tax" or "Income Taxes" means any federal, state, local, or foreign income, sales, use, property, withholding or other tax or taxes, including any interest, penalty, or addition thereto, whether disputed or not.

         "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

         "Intellectual Property Rights" has the meaning set forth in
Section 2(a)(ii) below.

         "Knowledge" means actual knowledge without independent investigation.

         "Leases" shall mean the lease agreements of Chatham, as lessee, described on Exhibit B hereto.

         "Major Contracts" means all contracts to which Chatham is a party other than (i) Leases and (ii) contracts entered into in the Ordinary Course of Business with consideration to be provided or received in an amount of less than One Hundred Thousand Dollars ($100,000).

         "Most Recent Financial Statements" has the meaning set forth in
Section 3(f) below.

         "Most Recent Fiscal Month End" has the meaning set forth in Section 3(f) below.

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "Ordinary Course of Business" means the ordinary course of the Business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party or Parties" means a Seller, the Sellers and/or Buyer, as the context may require.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a limited liability company, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Prepaid Expenses" has the meaning set forth Section 2(a)(viii) below.

         "Purchase Price" has the meaning set forth in Section 2(e)(1) below.

         "Real Property" has the meaning set forth in Section 2(a)(iv) below.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than liens for taxes not yet due and payable.

         "Seller" means each holder of any Chatham Share.

         "Sellers" means the holder of all of the Chatham Shares.

         "Seller Representatives" means Arnold M. Tenenbaum, Samuel J. Tenenbaum, and Sheldon U. Tenenbaum.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "SERP" means Chatham's Supplemental Executive Retirement Plan, dated April 23, 1998, incorporating the 1983 Gender Neutral Group Annuity Mortality Tables.

         "Trade Payables" has the meaning set forth in Section 2(c)(ii) below.

         2.       Basic Transaction.

         (a) Purchase and Sale of Chatham Shares. On the terms and subject to the conditions set forth in this Agreement and in reliance on the representations and warranties of Sellers, at the Closing Buyer shall purchase from Sellers and Sellers shall sell, assign, transfer and deliver to Buyer, all of the Chatham Shares, free and clear of any and all liabilities, judgments, pledges, liens, tax liens, claims, charges, security interests, exceptions or encumbrances whatsoever. On the Closing Date, Chatham shall own or have the legal right to use all right, title and interest in and to all of the operating assets, rights and properties related to or used in the Business, of every nature, kind and description, tangible and intangible, wherever located, on hand as of the date of this Agreement (except for the Divested Assets and except for changes resulting from transactions in the Ordinary Course of Business) (collectively, the "Chatham Assets"), including, without limitation, those Chatham Assets specified below:

                  (i) EQUIPMENT AND INVENTORY. All of Chatham's machinery, equipment, trucks, automobiles and software and all of Chatham's inventory of carbon and stainless steel, including structural shapes, plate, bars, tubing, pipe, sheet and other metal products employed in the conduct of the Business on the date of this Agreement, as changed by the conduct of the Business in the Ordinary Course of Business after the date hereof, including without limitation, those items listed on Exhibit C hereto (the "Equipment and Inventory").

                  (ii) PROPRIETARY RIGHTS IN INTELLECTUAL PROPERTY AND SOFTWARE. All patents, patent applications (including reissued, divisional and continuation and part applications) and all U.S. or foreign patents or patent rights, trademarks, licenses, copyrights, proprietary information, technology, trade secrets, know-how, inventions, drawings, technical specifications, and manuals, and all proprietary computer software, including without limitation, those items specified on Disclosure Schedule 3(k) (the "Intellectual Property Rights").

                  (iii) NAME. All rights to the name "Chatham Steel" and all variations thereon, and all logos, designs, phrases and other identifications of or relating to the Business and the goodwill associated therewith, and any and all licenses relating to the use of any of the foregoing.

                  (iv) REAL PROPERTY. All of Chatham's Real Property located in Savannah, Georgia, Jacksonville, Florida, Birmingham, Alabama, Orlando, Florida, Binghamton, New York, Columbia and Charleston, South Carolina and Raleigh, North Carolina (the "Real Property") as more fully described on Disclosure Schedule 3(j)(i), which identifies that Real Property owned in fee simple and Disclosure Schedule 3(j)(ii), which identifies that Real Property that is leased.

                  (v) SUPPLIES; BOOKS AND RECORDS; PERMITS. All office supplies, customer lists, vendor lists, mailing lists, copies of books, accounts, correspondence, sales records, personnel records, advertising records, and price lists of and relating to the Business, wherever the same are located, and all of Chatham's licenses, permits and other public or private authorizations related to the Business, to the extent transferable, including without limitation, the items set forth on Exhibit D hereto (the "Permits").

                  (vi) CONTRACT AND CERTAIN OTHER RIGHTS OF CHATHAM. (A) All purchase or sale orders and other contracts entered into in the Ordinary Course of Business, whether written or oral, and (B) all Major Contracts ((A) and (B) together referred to as the "Assumed Contracts"), except for any Assumed Contracts that are completed or terminated in the Ordinary Course of Business between the date hereof and the Closing Date.

                  (vii) ACCOUNTS RECEIVABLE. All of Chatham's unpaid accounts receivable at the Closing Date arising out of the Ordinary Course of Business (the "Accounts Receivable").

                  (viii) PREPAID EXPENSES. All amounts advanced by Chatham for goods, insurance coverage or services to be received by Chatham after the Closing Date (the "Prepaid Expenses") as identified on Exhibit E hereto.

                  (ix) CLAIMS. All claims against vendors to Chatham or customers of Chatham.

                  (x) SERP. All of the assets related to the SERP.

         (b) Divested Assets. Notwithstanding anything to the contrary contained herein, the Chatham Assets shall not include any of the assets, property, contracts or rights described on Exhibit F hereto (the "Divested Assets").

         (c) Chatham Liabilities. Except for the Divested Liabilities, the Parties acknowledge that as of the Closing Date the liabilities and other obligations of Chatham will consist of such liabilities and obligations of Chatham, as (i) exist on the Closing Date and either (ii)(A) are reflected on the Most Recent Financial Statements, or (B) were incurred in the Ordinary Course of Business and accrued on Chatham's books after the date of the Most Recent Financial Statements (the "Chatham Liabilities"), including but not limited to the following:

                  (i) Chatham's outstanding debt payable on the Closing Date, and the related rate protection obligations, other than notes payable to any Seller;

                  (ii) Chatham's unpaid Ordinary Course of Business trade accounts payable (the "Trade Payables");

                  (iii) All accrued liabilities to Chatham employees arising under Chatham's existing Employee Benefit Plans or by operation of law, including, without limitation those listed on Disclosure Schedule
         Section 3(o)(i);

                  (iv) Other current liabilities and accrued expenses incurred in the Ordinary Course of Business;

                  (v) Payroll taxes, unemployment taxes, and similar charges;

                  (vi) All sales taxes, use taxes and vehicle transfer costs and taxes pertaining to the transfer of the Chatham Assets;

                  (vii) Real or personal property taxes with respect to the Chatham Assets for 1998;

                  (viii) All accrued liabilities to the qualified retirement plans which are Employee Benefit Plans;

                  (ix) All agreements to purchase or sell inventory made in the Ordinary Course of Business;

                  (x) All of Chatham's obligations under the Leases; and

                  (xi) Chatham's obligations under the Construction Contract regarding facilities in Orlando, Florida, described in a bid letter dated October 20, 1997 from Advanced Building Constructors in the amount of $785,200 as disclosed on Disclosure Schedule 3(l).

The accrued and unpaid Chatham Liabilities as of the Closing Date shall be reflected on the Closing Financial Statements.

         (d) Divested Liabilities. As of the Closing, Chatham shall not have any liability or obligation for any of the following liabilities and obligations (the "Divested Liabilities"):

                  (i) Any liability, obligation or claim for any fees, costs or expenses incurred by Chatham in connection with the transactions contemplated hereby, including, without limitation, attorneys' accountants' and financial adviser's fees, costs and expenses regardless of when incurred (collectively, the "Transaction Fees"), it being understood that Buyer shall pay the fee required in connection with the filing of a Notice under HSR;

                  (ii) Any liability for S corporation tax distributions or other distributions to Sellers; or

                  (iii) Any liability under Chatham's "phantom stock plan."

         (e) Purchase Price.

                  (i) CONSIDERATION; PURCHASE PRICE. The aggregate purchase price for the Chatham Shares shall be Sixty-Three Million Dollars ($63,000,000), as adjusted in accordance with Section 2(e)(ii) below (the "Purchase Price"). At Closing, the Purchase Price less the Holdback and less the Expense Fund shall be transferred in immediately available funds to accounts for each Seller pro rata to each Seller according to such Seller's percentage ownership of Chatham Shares times such amount. The Holdback shall be transferred in immediately available funds to the Escrow Agent and the Expense Fund in an amount determined by the Seller Representatives shall be transferred to an account designated by the Seller Representatives in immediately available funds. The Parties agree that within five (5) days following determination of the final Purchase Price, any adjustment required by
         Section 2(b)(ii) below shall be paid together with interest thereon at the Applicable Rate from the Closing Date until payment thereof.

                  (ii) CLOSING BALANCE SHEET. It is the intention of the Parties that as of the Closing Date the book value of the Chatham Assets shall exceed the Chatham Liabilities by at least $20,488,420 (as reflected on the Closing Financial Statements) (the "Required Equity"). Accordingly, the Parties agree that to the extent that the book value of the Chatham Assets less the Chatham Liabilities (as reflected on the Closing Financial Statements) (i) exceeds the Required Equity, the amount of such excess shall be paid by Buyer to Sellers, and (ii) is less than the Required Equity, then such deficit shall be paid to Buyer by Sellers, in accordance with Section 2(e)(i) above. For purposes of this calculation, there shall be no change in the LIFO inventory reserve after December 31, 1997.

                  (iii) CLOSING FINANCIAL STATEMENTS. Sellers agree to engage Arthur Andersen LLP to audit promptly after the Closing, and to issue and deliver to the Parties within seventy-five (75) days after Closing, a balance sheet as of the Closing Date with respect to the Chatham Assets and Chatham Liabilities as of the Closing Date (the "Closing Financial Statements"). Such Closing Financial Statements shall be prepared in accordance with generally accepted accounting principles applied consistently with the Most Current Financial Statements and shall be subject to review and approval (or audit) by Buyer's accountants at Buyer's expense. In the event a dispute arises between Buyer's accountants and Arthur Andersen LLP which cannot be mutually resolved within twenty (20) business days after issuance and actual receipt of the Closing Financial Statements by the Parties, Arthur Andersen LLP and Buyer's accountants shall promptly select a third firm of independent certified public accountants to resolve the dispute, and the determination of such third firm shall be binding on the Parties. The Parties shall use their best efforts to have this process concluded as soon as practicable in order that the Closing Financial Statements may become final and payments made as provided herein. In the event of a dispute, the Parties shall pay one-half of the cost of the third firm of independent certified public accountants engaged to resolve the dispute.

                  (iv) HOLDBACK. On the Closing Date, Buyer shall deposit in an escrow account held by an escrow holder reasonably acceptable to Chatham and Sellers Representatives (the "Escrow Holder"), the sum of Three Million Dollars ($3,000,000) (the "Holdback"), and the Escrow Holder shall retain the Holdback subject to the terms and conditions of a holdback agreement in the form attached hereto as Exhibit G (the "Holdback Agreement") to be entered into on the Closing Date by Sellers, Buyer and the Escrow Holder. The Holdback Agreement shall be mutually satisfactory to the Parties and shall set forth the terms and conditions pursuant to which the Holdback shall be used to satisfy Sellers indemnification obligations under Section 8 of this Agreement. The Holdback Agreement shall provide that any balance of the Holdback (together with any investment earnings thereon) shall be released to Sellers on that date which is twelve (12) months from the Closing Date, subject to any amounts retained for pending claims.

                  (v) NON-COMPETITION AGREEMENTS; CONSIDERATION. At Closing Buyer shall pay to each of Arnold M. Tenenbaum, Sheldon U. Tenenbaum, Bert M. Tenenbaum, Samuel J. Tenenbaum and Ronald A. Kronowitz the amount of $1,000,000 each in immediately available funds in consideration for and in connection with the execution by each of them of their respective Covenants Not to Compete.

         (f) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hunton & Williams, Atlanta, Georgia, commencing at 9:00 a.m. local time on the earlier of the mid-calendar month business day or last calendar month business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"); provided, however that the Closing Date shall be no later than July 31, 1998.

         (g) Title to Chatham Shares, Etc. Each of Sellers represents and warrants to Buyer that the statements contained in this Section 2(g) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2(g)) with respect to himself or itself.

                  (i) AUTHORIZATION OF TRANSACTION. Seller has full power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement,

                  (ii) NONCONTRAVENTION. Subject to compliance with HSR, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which he or she is bound or to which any of his or her assets is subject.

                  (iii) BROKERS' FEES. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

                  (iv) TITLE TO CHATHAM SHARES. Except as set forth in Disclosure Schedule Section 2(g), Seller holds of record and owns beneficially the number of Chatham Shares set forth next to his or her name in Disclosure Schedule Section 2(g), free and clear of any restrictions on transfer (other than restrictions under federal and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any capital stock of Chatham (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Chatham.

         (h) Sellers Representatives. Each of Sellers hereby irrevocably designates and appoints Sellers Representatives as the agents and attorneys-in-fact of such Seller to act, agree or consent for such Seller as and to the extent that such Seller would otherwise be able or required to act, agree or consent under Sections 2(e), 6(b), 7, 8 or 9(i) of this Agreement. Sellers Representatives may act by the written consent of a majority of Sellers Representatives and Buyer and Escrow Agent shall be entitled to rely upon the written consent of the majority of Sellers Representatives as the binding action, agreement or consent of all of Sellers.

         (i) Tax Election. Buyer shall have access to all necessary information to determine whether or not to make an election under Section 338(h)(10) of the Code. If Buyer determines that such an election would be beneficial to Buyer, Sellers shall make such an election; provided that, if the election is more detrimental to Sellers than it is beneficial to Buyer, no party shall be required to make the election. To the extent that Sellers are required to pay Taxes in excess of the amount of Taxes that would be due if the election under
Section 338(h)(10) of the Code had not been made ("Excess Taxes"), Buyer shall reimburse Sellers for such Excess Taxes or shall adjust the Purchase Price by an amount equal to the Excess Taxes, plus an additional amount equal to the Taxes imposed on Sellers that are attributable to their receipt of payments under this
Section 2(i). In the event, subsequent to the Closing, a final determination is made as a result of an audit or otherwise that additional Excess Taxes must be paid by Sellers, Buyer shall reimburse Sellers for such additional Excess Taxes by an amount equal to such additional Excess Taxes, plus an additional amount equal to the Taxes imposed on Sellers that are attributable to their receipt of such additional payments under this Section 2(i).

         3. Representations and Warranties of Sellers. Sellers represent and warrant to Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the Disclosure Schedules accompanying this Agreement (the "Disclosure Schedules"). The Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

         (a) Organization and Qualification of Chatham. Chatham is a corporation duly organized, validly existing, and in good standing under the laws of the state of Georgia. Chatham is qualified to transact business and is in good standing in Alabama, California, Florida, North Carolina, South Carolina, Virginia and all other states in which the failure to so qualify has had or is reasonably likely to have a material adverse effect on Chatham's Business or financial condition. Chatham does not own, lease or operate Real Property, maintain an office of employees or otherwise transact business in any state other than Georgia, Alabama, California, Florida, New York, North Carolina, and South Carolina. Chatham regularly makes sales of products into the states of Mississippi and Tennessee and periodically sells into other jurisdictions in which it is not qualified to transact business.

         (b) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Chatham is subject or any provision of the articles of incorporation or bylaws of Chatham or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Chatham is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition of Chatham or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Except as required under HSR, Chatham does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

         (c) Brokers' Fees. Chatham has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated. Sellers will cause Chatham to pay the fees due First Union Capital Markets at the Closing.

         (d) Title to and Condition of Tangible Assets. Chatham has good and marketable title to, or a valid leasehold interest in, the tangible assets it uses in the conduct of the Business. The buildings, plants, structures, equipment, and other tangible assets and properties of Chatham are sufficient for the continued conduct of Chatham's Business after the Closing in substantially the same manner as conducted prior to the Closing, except for ordinary routine maintenance and repairs and obsolescence. To the Knowledge of Sellers, and except as disclosed in Disclosure Schedule 3(d), each of the buildings, plants, structures, equipment and other tangible assets and property (whether real or personal) of Chatham that are currently used in and are material to the Business are structurally sound, are in good operating condition and repair and are adequate for the uses for which they are currently being put, and none of such buildings, plants, structures, equipment or other tangible assets and properties that is material to the Business is in need of maintenance or repair, except for ordinary maintenance and repair that is not material in cost.

         (e) Subsidiaries. Chatham has no Subsidiaries.

         (f) Financial Statements. Prior to the date of this Agreement, Sellers have provided to Buyer copies of the following financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1995, December 31, 1996, and December 31, 1997 for Chatham; and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the four months ended April 30, 1998 (the "Most Recent Fiscal Month End") for Chatham. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Chatham as of such dates and the results of operations of Chatham for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

         (g) Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Financial Statements, there has not been any material adverse change in the financial condition of Chatham. Without limiting the generality of the foregoing, since that date, Chatham has not engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business the primary purpose or effect of which has been to generate or preserve Cash.

         (h) Legal Compliance. Chatham has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the financial condition of Chatham.

         (i) Tax Matters

                  (i) Prior to the date of this Agreement, Sellers have provided to Buyer access to all Income Tax Returns filed by Chatham for periods ended on or after December 31, 1995. Chatham has filed all Income Tax Returns that it was required to file, and has paid all Income Taxes shown thereon as owing, except where the failure to file Income Tax Returns or to pay Income Taxes would not have a material adverse effect on the financial condition of Chatham.

                  (ii) Disclosure Schedule 3(i) lists all Income Tax Returns filed with respect to Chatham for taxable periods ended on or after December 31, 1995, that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. Chatham has delivered to Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Chatham filed or received since December 31, 1995.

                  (iii) Chatham has not waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

                  (iv) Chatham is not a party to any Income Tax allocation or sharing agreement.

                  (v) Chatham has not been a member of an Affiliated Group filing a consolidated federal Income Tax Return.

(j)      Real Property

                  (i) Disclosure Schedule 3(j)(i) lists all Real Property that Chatham owns and is included in the Chatham Assets. With respect to each such parcel of owned Real Property, and except for matters shown on Disclosure Schedule 3(j)(i):

                           (A)Chatham has good and marketable title to the
                  parcel of Real Property, free and clear of any liens, encumbrances, security interests, easements, covenants, conditions, restrictions or other exceptions to title other than liens for taxes not yet due and payable or installments or special assessments not yet due and payable and recorded easements, covenants and other restrictions shown on the preliminary title report provided by Chatham to Buyer which do not have a material adverse affect on the use of the Real Property;

                           (B) there are no leases, subleases, licenses,
                  concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcel of Real Property; and

                           (C) except as disclosed in Disclosure Schedule
                  3(j)(ii), there are no outstanding options or rights of first refusal to purchase the parcel of Real Property, or any portion thereof or interest therein.

                  (ii) Disclosure Schedule 3(j)(ii) lists all Real Property leased or subleased to Chatham. Chatham has delivered to Buyer correct and complete copies of the Leases listed in Disclosure Schedule 3(j)(ii) (as amended to date). Each Lease listed in Disclosure Schedule 3(j)(ii) is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness would not have a material adverse effect on the financial condition of Chatham.

         (k) Intellectual Property. Disclosure Schedule 3(k) identifies each patent or registration which has been issued to Chatham with respect to any of its intellectual property, identifies each pending patent application or application for registration which Chatham has made with respect to any of its intellectual property, and identifies each license, agreement, or other permission which Chatham has granted to any third party with respect to any of its intellectual property.

         (l) Contracts. Disclosure Schedule 3(l) lists all Major Contracts. Except for the Major Contracts identified in Disclosure Schedule 3(l), Chatham is not a party to or subject to any Major Contract related to the Business or the Chatham Assets, or to any (i) personal property lease; (ii) contract with any consultant or employee; (iii) instrument creating any Security Interest or evidencing or relating to indebtedness for borrowed money; (iv) contract containing covenants not to enter into or consummate the transactions contemplated hereby; (v) contract restricting Chatham's ability to compete in any geographic region or in any line of business; (vi) confidentiality or similar agreement, pursuant to which Chatham or any employee thereof is restricted from using or disclosing any information; (vii) franchise, manufacturer's representative, distributorship or similar agreement, or (viii) any other contract, agreement or obligation not of the type covered by any of the other specific items of this Section 3(l) not entered into in the Ordinary Course of Business. Each of the Major Contracts is valid and in full force and effect, and a true and complete copy thereof has been or will have been delivered to Buyer prior to Closing. With respect to all Major Contracts, Chatham, and to the Knowledge of Sellers, each other party thereto have in all material respects performed all of the obligations required to be performed by them to date, have received no notice of default and are not in default, in any material respect (with due notice or lapse of time or both), under any Major Contract now in effect to which Chatham is a party or by which its property may be bound.

         (m) Powers of Attorney. There arc no outstanding powers of attorney executed on behalf of Chatham.

         (n) Litigation. Disclosure Schedule 3(n) sets forth each instance in which Chatham (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction. To the Knowledge of Sellers, other than as set forth in Disclosure Schedule 3(n), there are no actions, suits, proceedings, hearings or investigations threatened by any Party.

         (o) Employee Benefits.

                  (i) Disclosure Schedule 3(o)(i) lists each Employee Benefit Plan that Chatham maintains or to which Chatham contributes.

                           (A) Each such Employee Benefit Plan (and each related
                  trust, insurance contract, or other funding vehicle) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to comply would not have a material adverse effect on the financial condition of Chatham. Chatham has made all payments and contributions (including employee salary reduction contributions) due and payable to each Employee Benefit Plan through the date of this Agreement.

                           (B) Each such Employee Benefit Plan which is a
                  qualified retirement plan has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a).

                           (C) For each Employee Benefit Plan, Chatham has
                  delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements.

                  (ii) With respect to each Employee Benefit Plan that Chatham maintains or has maintained during the prior six years, or to which it has contributed or has been required to contribute during the prior six years:

                           (A) No action, suit, proceeding, hearing, or
                  investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending, or, to the Knowledge of Sellers, threatened.

                           (B) Chatham has not incurred any liability to the
                  PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

         (p) Environmental, Health and Safety Matters. Except as described in Disclosure Schedule 3(p):

                  (i) Chatham is in compliance with Environmental, Health and Safety Requirements, except for such noncompliance as would not have a material adverse effect on the financial condition of Chatham.

                  (ii) Chatham has not received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to Chatham or its facilities arising under Environmental, Health and Safety Requirements, the subject of which would have a material adverse effect on the financial condition of Chatham.

                  (iii) Neither Chatham nor, to Sellers' Knowledge, any other Person, has spilled, released, used, stored, leaked, generated, transported or disposed of any hazardous substances on, under or from the Real Property that has not been removed, cleaned-up or contained or otherwise used in accordance with applicable Environmental, Health and Safety Requirements. To the Knowledge of Sellers, no hazardous substances are present on the Real Property and nothing on the Real Property poses a hazardous environmental condition that would materially and adversely affect the use of the Real Property or that Environmental, Health and Safety Requirements would require to be removed, cleaned-up or otherwise remediated. Chatham has provided, or within ten (10) days hereafter shall provide, to Buyer a complete copy of any environmental report, audit or survey prepared with respect to the Real Property that is in its possession. Chatham has obtained all permits and authorizations that are required by any Environmental, Health and Safety Requirement for Chatham in the operation of its Business as currently being conducted and for the current use, occupancy or condition of any of the Real Property, which are listed in Disclosure Schedule 3(i).

                  (iv) To the Knowledge of Sellers, there are no underground storage tanks (whether or not excluded from regulation under any Environmental, Health and Safety Requirement) on any of the Real Property, including, but not limited to, any and all underground storage tanks that are in use, abandoned, out of service, closed or decommissioned. To the Knowledge of Sellers, no wastes, including, but not limited to, garbage and refuse, have been disposed of on any of the Real Property by Chatham or any other Person. To the Knowledge of Sellers, and except as disclosed in Disclosure Schedule 3(p), all wastes generated by Chatham are and have been properly transported off site and disposed of in compliance with all applicable Environmental, Health and Safety Requirements. To the Knowledge of Sellers, Chatham has not arranged for the disposal or treatment of any hazardous substance at, and has not transported or arranged for transportation on behalf of itself or any other Person of any Hazardous Substance to, any facility, site or property listed or proposed for listing on the National Priority List or the Comprehensive Environmental Response, Compensation and Liability Information System list compiled by the Environmental Protection Agency or, to the Knowledge of Sellers, on any similar or comparable list compiled or maintained by any state or local governmental authority. No portion of any of the Real Property is listed on the National Priority List, the Comprehensive Environmental Response, Compensation and Liability Information System list or, to the Knowledge of Sellers, on any similar list compiled or maintained by any state or local governmental authority. Chatham has disclosed and made available to Buyer true, complete and correct copies or results of any and all records, reports, studies, analyses, tests and monitoring in the possession of or initiated by Chatham pertaining to the existence of any hazardous substance in, on, under or affecting Chatham or the Real Property.

                  (v) This Section 3(p) contains the sole and exclusive representations and warranties of Sellers with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health and Safety Requirements.

         (q) Certain Business Relationships with Chatham. None of Sellers or their Affiliates has been involved in any material business arrangement or relationship with Chatham within the past 12 months, and none of Sellers and their Affiliates owns any material asset, tangible or intangible, which is used in the business of Chatham, except that certain of Sellers are officers, directors and/or employees of Chatham as disclosed in Disclosure Schedule 3(q) and Chatham leases a facility located in Columbia, S.C. from certain Sellers as disclosed on Disclosure Schedule 3(j)(ii). Except as disclosed in Disclosure
Schedule 3(q), there are no loans or indebtedness from Chatham to any Seller or any of their affiliates or from any Seller or any of their affiliates to Chatham.

         (r) Employment Matters. Chatham has reasonably good relationships with its employees and has not had and does not expect any substantial labor problems. To the Knowledge of Sellers, no employee or any consultant of Chatham is a party to or is in violation of any term of any employment contract, confidentiality and non-disclosure agreement or any other contract or agreement prohibiting or restricting any such employee from being employed by, or such consultant from consulting with, Chatham, and the continued employment by Chatham of its present employees and consultants will not result in any such violations. Chatham is not a party to and is not other-wise bound by any contract, agreement or collective bargaining agreement with any labor union or organization. Chatham has complied in all material respects with all applicable laws relating to the employment of labor, including the provisions thereof relating to wages, hours, collective bargaining and the payment of taxes, and to the Knowledge of Sellers is not liable for any arrears of wages or any tax or any penalty for failure to comply with any of the foregoing. No labor dispute, strike, work stoppage, employee action or labor relations problems of any kind which has affected or may affect Chatham has occurred, is currently pending or, to the Knowledge of Sellers, is threatened which could have a material adverse effect on Chatham.

        (s) Inventory. All inventory of Chatham reflected in the Most Recent Financial Statements consists of a quality and quantity usable and salable in the Ordinary Course of Business. The Most Recent Financial Statements fairly state the value of the inventory priced at the lower of cost or market on a last in, first out basis. The inventory does not include a material amount of obsolete or defective goods or excess stock items (assuming the continuation of operations as currently conducted).

        (t) Insurance. To the Knowledge of Sellers, Chatham maintains all such general liability, product liability, fire, casualty and workers' compensation insurance as required by law, and other insurance as is necessary to adequately insure and protect the property and assets of Chatham. To the Knowledge of Sellers, all such insurance policies continue to be in full force and effect, and Chatham is in material compliance with all requirements and provisions thereof. True and correct copies of all insurance policies relating to such coverage have been made available by Chatham for Buyer. No notice of cancellation has been given to or received by Chatham with respect to any of its insurance policies, and no such policies are subject to any retroactive rate or audit adjustments or coinsurance arrangements. Chatham has no reason to believe that any such insurance coverage will not be renewed upon expiration thereof at premiums substantially equivalent to those currently being paid by Chatham.

        (u) Accounts Receivable. The Accounts Receivable arose in the Ordinary Course of Business, represent charges for goods or services actually provided and are not subject to any credits or offsets other than in the Ordinary Course of Business. To the Knowledge of Sellers, the Accounts Receivable are collectable within a reasonable period of time, subject to the reserve for bad debt shown on the Most Recent Financial Statements.

        (v) Disclaimer of other Representations and Warranties. Sellers have no Knowledge of any material fact regarding the Chatham Assets, the Chatham Liabilities or the current vendors and customers of Chatham which has not been disclosed in this Agreement (including the Exhibits and Disclosure Schedules hereto) in the documents referred to in the Disclosure Schedules or Exhibits hereto or in the Confidential Information Memorandum dated Spring 1998 provided to Buyer. Except as expressly set forth in this Section 3 or in Section 2(g), Sellers make no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Chatham Assets), liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

        (w) Outstanding Capital Stock. Chatham is authorized to issue 10,000 shares of common stock, $25 per share par value, of which 9585.667 shares, constituting the Shares, are as of the date of this Agreement and will be on the Closing Date issued and outstanding. Disclosure Schedule 2(g) lists the names and addresses of all stockholders of Chatham showing the number of shares held of record by each such person. No other class of capital stock of Chatham is authorized or outstanding. All of the Shares are duly authorized, validly issued, fully paid and nonassessable.

        (x) Options. Warrants and Other Rights. There are, and on the Closing Date there shall be, no authorized, issued or outstanding options, warrants, convertible securities, subscriptions or other agreements or rights of any nature (other than pursuant to this Agreement) under which Chatham may be obligated to issue or transfer any shares of capital stock of Chatham).

        (y) S Corporation Election and Status. Except for the states of California, Georgia and New York, (i) Sellers have made and filed all requisite federal and state election or consent forms to validly make Chatham an "S Corporation" under Section 1361 of the Internal Revenue Code and the appropriate counterparts under applicable state law, (ii) Chatham is, and for all periods since its taxable year beginning June 1, 1987, has been an "S Corporation" and will be a validly electing "S Corporation" up to and including the Closing Date,
(iii) Sellers have for all periods reported their allocable portion of all items of income, loss and other tax attribute of Chatham on their personal federal and state income tax returns as required by applicable law.

        4. Representations and Warranties of Buyer. Buyer represents and warrants to Sellers that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedules. The Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

        (a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of California.

        (b) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

        (c) Noncontravention. Except for the filing of the notification and report form required under the Hart-Scott-Rodino Anti-Trust Improvements Act and the early termination or expiration of the applicable waiting period, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

        (d) Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Chatham could become liable or obligated.

        5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

        (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

        (b) Notices and Consents. Sellers will cause Chatham to give any notices to third parties, and cause Chatham to use its reasonable best efforts to obtain any third party consents, that Buyer reasonably may request in connection with the matters referred to in Section 3(c) above. Each of the Parties will (or, in the case of Sellers, cause Chatham to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above. Without limiting the generality of the foregoing, each of the Parties will (or, in the case of Sellers, cause Chatham to) file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith,

        (c) Operation of Business. Following the execution of this Agreement and prior to the Closing Date, Sellers will cause Chatham to operate the Business, incur Trade Payables and collect Accounts Receivable only in accordance with the Ordinary Course of Business and further not to enter into any contract or commitment, increase any expenditures, waive any rights or enter into any other transaction affecting the Business other than in the Ordinary Course of Business; provided that Chatham's material contract bids and any expenditures, to the extent either is outside the Ordinary Course of Business, will be subject to review and approval of Buyer. Sellers will cause Chatham to use its best efforts to preserve the goodwill of Chatham's employees, suppliers, customers and others having business relations therewith.

        Between the date of this Agreement and the Closing Date, Sellers agree that Chatham shall not, except as otherwise contemplated by this Agreement or except in the Ordinary Course of Business:

                        (i) Sell, lease, license, transfer or otherwise dispose of, or agree or commit to sell, lease, license, transfer or otherwise dispose of, any of its fixed assets;

                        (ii) Create, incur, assume, guarantee or allow to exist, or agree, commit or obligate itself to create, incur, assume, guarantee or allow to exist, any long-term debt other than any long-term debt reflected in the balance sheet of Chatham contained in the Most Recent Financial Statements;

                        (iii) Create, assume or allow to exist any lien, encumbrance, security interest, claim or obligation on its capital stock or any of its Real Property or other assets;

                        (iv) Increase, or agree to increase the compensation payable or to become payable to any of its directors, officers, employees, agents or consultants or pay bonuses or make other payments or distributions of any kind to any such Person (other than increases in the compensation of employees who are not Sellers or increases in fees of third-party consultants if such increases are made in the Ordinary Course of Business);

                        (v) Create, make, change or adopt any Employee Benefit Plan or similar plan or arrangement to or for the benefit of its directors, officers, employees, agents or consultants;

                        (vi) Enter into, make, change or commit itself to enter into, make or change any agreement or arrangement with any Person, including, but not limited to, any employment agreement or arrangement, with any of its directors, officers, employees, agents or consultants, other than agreements with suppliers, manufacturers, vendors, or customers in Chatham's Ordinary Course of Business and; or

                       (vii) Enter into, make, commit itself to enter into or
                agree to any covenant not to compete, non-competition agreement, exclusive sales or distribution agreement or arrangement, payment of commissions on sales other than sales made by Chatham's existing sales representatives or similar arrangements limiting or prohibiting Chatham's sales of products, sales to or purchases from any customers or vendors or sales in any market.

        (d) Full Access. Sellers will cause Chatham to permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Chatham to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Chatham.

        (e)     Notice of Developments.

                        (i) Sellers Representatives shall, within ten business days, notify Buyer of any development causing a breach of any of its representations and warranties in Section 3 above. Unless Buyer has the right to terminate this Agreement pursuant to Section 7(a)(ii) below by reason of the development and exercises that right within the period of 1O business days referred to in Section 7(a)(ii) below, the written notice pursuant to this Section 5(e)(i) will be deemed to have amended the Disclosure Schedules and to have qualified the representations and warranties contained in Section 3 above.

                        (ii) Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in
                Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(e)(ii), however, shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation or breach of warranty.

        6.      Conditions to Obligation to Close; Closing.

        (a) Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                        (i)     the representations and warranties set forth in
                Section 2(g) and Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                        (ii) Sellers shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                        (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing or materially affecting consummation of any of the transactions contemplated by this Agreement;

                        (iv) Sellers shall have delivered to Buyer a certificate from the chief executive officer and chief financial officer of Chatham to the effect that each of the conditions specified above in Section 6(a)(i)-(iii) is satisfied in all respects;

                        (v) all applicable waiting periods (and any extensions thereof) under HSR shall have expired or otherwise been terminated and Chatham and Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

                        (vi) Buyer shall have received from counsel to Sellers an opinion in form and substance as set forth in Exhibit H attached hereto, addressed to Buyer, and dated as of the Closing Date;

                        (vii) Buyer and Arnold M. Tenenbaum, Sheldon U. Tenenbaum, Bert M. Tenenbaum, Samuel J. Tenenbaum and Ronald A. Kronowitz shall have entered into the Covenants Not to Compete and the same shall be in full force and effect;

                        (viii) Buyer shall have completed its review of the environmental matters on Disclosure Schedule 3(p) and shall not have notified Sellers in writing that such matters are unacceptable to Buyer; and

                        (ix) all actions to be taken by Chatham in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

        (b) Conditions to Obligation of Sellers. The obligation of Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                        (i)     the representations and warranties set forth in
                Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                        (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                        (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                        (iv) Buyer shall have delivered to Chatham a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

                        (v) all applicable waiting periods (and any extensions thereof) under HSR shall have expired or otherwise been terminated and Chatham and Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

                        (vi) Sellers shall have received from counsel to Buyer an opinion in form and substance as set forth in Exhibit I attached hereto, addressed to Sellers, and dated as of the Closing Date; and

                        (vii) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers Representatives.

Sellers Representatives may waive any condition specified in this Section 6(b), except for the HSR condition specified in Section 6(b)(v), if it executes a writing so stating at or prior to the Closing.

        (c) Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Sellers, or to such other person or persons as required by this Agreement, the following:

                        (i)     The Purchase Price in the manner provided under
                Section 2(e)(i) hereof,

                        (ii) Certificate of the Secretary of Buyer showing the signatures of those officers of Buyer authorized to sign this Agreement and other agreements and instruments provided for herein on behalf of Buyer and certifying that said signatures are the signatures of said authorized officers;

                        (iii) Restated Articles of Incorporation of Buyer certified by the Secretary of State of California and By-Laws of Buyer certified by the Secretary of Buyer as being true and complete;

                        (iv) Copy of the resolutions adopted by the directors of Buyer, certified by the Secretary of Buyer as having been duly and validly adopted and as being in full force and effect on the date hereof, authorizing the execution and delivery by Buyer of this Agreement and other agreements and instruments executed and delivered by Buyer as provided for herein, and the performance by Buyer of the transactions contemplated hereby and thereby;

                        (v) Certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer, certifying that
                (i) all of the representations and warranties made by Buyer under this Agreement and the Disclosure Schedules hereto and under all other documents given or delivered by Buyer pursuant hereto are accurate, true and complete, and (ii) all of the covenants, obligations and conditions to be performed as of the Closing Date on Buyer's part have been duly performed;

                        (vi) Certificate of Good Standing of Buyer or any subsidiary nominated by Buyer issued as of a date recently preceding the Closing Date; and

                        (vii) All other documents reasonably necessary or appropriate to effectuate the purchase and sale of the Chatham Shares at the Closing.

        (d) Deliveries by Sellers At the Closing, Sellers shall deliver or cause to be delivered to Buyer (unless previously delivered) the following:

                        (i) Articles of Incorporation of Chatham certified by the Secretary of State of Georgia and By-Laws of Chatham certified by the Secretary of Chatham as being true and complete;

                        (ii) Certificate, dated as of the Closing Date, executed by the chief executive officer and chief financial officer of Chatham, certifying that (i) all of the representations and warranties made by Sellers in Section 2(g) or Section 3 of this Agreement and the Disclosure Schedules hereto are accurate, true and complete in all material respects, and (ii) all of the covenants, obligations and conditions to be performed as of the Closing Date on Chatham's part have been duly performed;

                        (iii) Certificates of Good Standing of Chatham issued by the Secretary of State of Georgia, and any other state in which Chatham is qualified to do business, as of a date within five (5) days of the Closing Date;

                        (iv) Opinion of Hunton & Williams, substantially in the form of Exhibit H hereto;

                        (v) Covenants Not to Compete substantially in the form of Exhibit A hereto duly executed and delivered by Arnold
                M. Tenenbaum, Sheldon U. Tenenbaum. Bert M. Tenenbaum, Samuel J. Tenenbaum and Ronald A. Kronowitz;

                        (vi) Share certificates representing all of the Chatham Shares duly endorsed for transfer or the share certificates and assignments separate from the share certificate duly endorsed for transfer;

                        (vii) The Holdback Agreement duly executed and delivered by each of the Sellers;

                        (viii) All other documents reasonably necessary or appropriate to effectuate the purchase and sale of the Chatham Shares at the Closing; and

                        (ix) Resignations of the officers and directors of Chatham effective the Closing Date.

        7.      Termination.

        (a) Termination of Agreement. Sellers Representatives and Buyer may terminate this Agreement as provided below:

                        (i) Buyer and Sellers Representatives may terminate this Agreement by mutual written consent at any time prior to the Closing;

                        (ii) Buyer may terminate this Agreement by giving written notice to Seller Representatives at any time prior to the Closing in the event (A) Seller Representatives have within the then previous 10 business days given Buyer any notice pursuant to Section 5(e)(i) above and (B) the development that is the subject of the notice has had or reasonably could have a material adverse effect upon the financial condition of Chatham.

                        (iii) Buyer may terminate this Agreement by giving written notice to Sellers Representatives at any time prior to the Closing (A) in the event that any material representation, warranty or covenant made by Sellers in this Agreement is inaccurate or has been breached, Buyer has notified Sellers Representatives of the inaccuracy or breach, and such inaccuracy or breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before July 31, 1998 by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                        (iv) Sellers Representatives may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Sellers Representatives have notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before July 31, 1998 by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

        (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 9(o) above shall survive termination.

        8.      Indemnification.

        (a)     Sellers.

                        (i) Indemnity. Sellers shall defend and indemnify Buyer and hold Buyer wholly harmless from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs) and expenses (including, without limitation, reasonable attorneys' fees) (collectively "Losses") which Buyer incurs as a result of, or with respect to, any inaccuracy in or breach of any representation, warranty, covenant or agreement of Sellers contained in this Agreement.

                        (ii) Claims. In the event that Buyer shall receive written notice of any claim or proceeding that, if successful, might result in a claim under this Section 8 by Buyer, Buyer shall give Sellers Representatives written notice of such claim or proceeding and shall permit Sellers Representatives to participate in the defense of such claim or proceeding by counsel selected by Sellers Representatives (and reasonably acceptable to Buyer) and at the expense of Sellers. In addition, upon written notice to Buyer, Sellers Representatives may assume the defense of any such claim or proceeding. Sellers shall not be liable for any settlement of any such claim effected without Sellers Representatives' prior written consent, which shall not be unreasonably withheld. Whether or not Sellers Representatives chooses to assume the defense of any such claim or proceeding, Sellers Representatives and Buyer shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. Sellers shall be subrogated to all rights and remedies of Buyer in respect of any and all losses, liabilities, damages, costs and expenses suffered by Buyer.

        (b)     Buyer.

                        (i) INDEMNITY. Buyer shall defend and indemnify Sellers and hold Sellers wholly harmless from and against any and all Losses. (including court costs) and expenses (including, without limitation, reasonable attorneys' fees) which Sellers incur as a result of, or with respect to, any inaccuracy in or breach of any representation, warranty, covenant or agreement by or on behalf of Buyer contained in this Agreement.

                        (ii) CLAIMS. In the event that Sellers shall receive written notice of any claim or proceeding that, if successful, might result in a claim under this Section 8 by Sellers, Seller Representatives shall give Buyer written notice of such claim or proceeding and shall permit Buyer to participate in the defense of such claim or proceeding by counsel selected by Buyer and at the expense of Buyer. In addition, upon written notice to Sellers Representatives, Buyer may assume the defense of any such claim or proceeding. Buyer shall not be liable for any settlement of any such claim effected without its prior written consent. Whether or not Buyer chooses to assume the defense of any such claim or proceeding, Sellers Representatives and Buyer shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith, Buyer shall be subrogated to all rights and remedies of Sellers in respect of any and all losses, liabilities, damages, costs and expenses suffered by Sellers.

        (c) Notice of Claim. Buyer or Sellers (with Sellers Representatives acting on behalf of Sellers), as the case may be (the "Indemnified Party"), shall promptly notify the other (the "Indemnifying Party") in writing of any claim for indemnification hereunder, specifying in reasonable detail the basis of such claim, the facts pertaining thereto, and if known, the amount, or an estimate of the amount, of the liability arising therefrom. The Indemnified party shall provide to the Indemnifying Party, as promptly as practicable thereafter, information and documentation reasonably requested by the Indemnifying Party to support and verify the claim asserted.

        (d) Threshold. The Indemnifying Party shall have no obligation to indemnify the Indemnified Party under this Section 8 with respect to Losses until the aggregate amount of any loss, liability, damage, cost or expense exceeds Two Hundred Fifty Thousand Dollars ($250,000), and then the Indemnifying Party shall be obligated to indemnify the Indemnified Party for the entire aggregate amount of such loss, liability, damage, cost or expense.

        (e)     Time to Assert Claim. Any claim for indemnification under
Section 8(a) or Section 8(b) hereof shall be asserted by written notice to the Indemnifying Party on or before the date which is twelve (12) months from the Closing Date (the "Indemnity Deadline"). Any matters as to which a claim has been asserted under Section 8(a) or Section 8(b) on or before the Indemnity Deadline, and which are pending or unresolved as of the Indemnity Deadline, shall continue to be covered by such Section until finally terminated or resolved. Notwithstanding the provisions of this Section 8(e), a claim based upon a breach of the representations and warranties set forth in Section 2(g)(iv) (Title to Chatham

Shares) and Section 3(i) (Tax Matters) shall survive and may be asserted until the applicable statute of limitations with respect to such claim has expired.

        (f) Sellers Liability. Notwithstanding anything in this Agreement to the contrary, the personal liability of each Seller with respect to any claim by Buyer under this Agreement shall be limited to the amount of such Seller's percentage ownership interest in Chatham Shares times Three Million Dollars ($3,000,000). Accordingly, Buyer's sole recourse to recover any Losses from Sellers shall be limited solely to funds held by the Escrow Holder pursuant to the Holdback Agreement. Notwithstanding the provisions of this Section 8(f), each Seller agrees that in the event such Seller shall breach the representations and warranties set forth in Section 2(g)(iv) with respect to such Seller's title to such Seller's Chatham Shares, Buyer shall not be limited to recover Losses against such Seller pursuant to this Section 8(f).

        9.      Miscellaneous.

        (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Sellers Representatives; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

        (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

        (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof

        (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers Representatives; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

        (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers:    Arnold M. Tenenbaum                         Copy to:    John B. Miller, Jr.
                  President and CEO                                       Hunton & Williams
                  Chatham Steel Corporation                               4100 NationsBank Plaza
                  Post Office Box 2567                                    600 Peachtree Street
                  Savannah. Georgia 31498                                 Atlanta, Georgia 30308

If to Buyer:      Reliance Steel & Aluminum Co.               Copy to:    Arter & Hadden LLP
                  2550 E. 25h Street                                      700 S. Flower Street
                  Los Angeles, CA 90058                                   Suite 3000
                  Attention: David H. Hannah, President                   Los Angeles, CA 90017
                                                                          Attention: Kay Rustand

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

        (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia,

        (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Sellers Representatives and Buyer. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        (k) Expenses. Buyer and Sellers will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

        (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

        (m) Incorporation of Exhibits and Disclosure Schedules. The Exhibits and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof

        (n) Standstill. Chatham and Sellers shall immediately suspend any existing discussions or negotiations with any Person other than Buyer regarding the possibility sale of the outstanding capital stock or substantially all of the assets of Chatham and shall not enter into or entertain any negotiations or otherwise discuss with such Person the possible sale of the outstanding capital stock or substantially all of the assets of Chatham to any other Person. Without limiting the foregoing, so long as this Agreement is in effect, neither Chatham nor Sellers shall, directly or indirectly, solicit or engage in discussions or negotiations with or provide any information to or otherwise cooperate with any other Person seeking to acquire or expressing an interest in acquiring any of the shares or any of the assets (other than inventory in the ordinary course of Chatham's Business consistent with past practices) or Business of Chatham or for the purpose of otherwise effecting a transaction inconsistent with the transactions contemplated by this Agreement. Sellers shall cause Chatham to comply with this Section 9(n).

        (o) Confidentiality. Sellers, Chatham and Buyer may receive confidential information of one or more of the other Parties. Each Party agrees not to disclose any of that confidential information to any other person, other than the Party's accountants, attorneys, investment bankers, lenders, officers, directors, and employees with a need to know such information in connection with this Agreement and the transactions contemplated hereby, and shall maintain as confidential information all such information so received. Without limiting the foregoing, no Party shall disclose the existence or details of the negotiation of the definitive agreements, the transaction, the terms and conditions of this Agreement or any information or data relating to the business, operations, assets, financial conditions, prospects, customers, vendors, policies and procedures or other information of any other Party unless such information is otherwise publicly available or the nondisclosing Party consents in writing to such disclosure. The confidential information shall be used solely for purposes of this transaction. Sellers shall cause Chatham to comply with this Section 9(o).

        (p) Term. After the Closing Date or earlier termination of this Agreement, Sellers, Chatham and Buyer and their representatives, agents and employees will continue to hold in strict confidence any documents, data or information obtained from another party in accordance with the terms of this Agreement. If the transactions provided for herein are not consummated for any reason, the party receiving such documents, data or information shall return it upon request to the Person providing it, shall continue to hold in strict confidence all such documents, data and information and shall not use any such documents, data or information. This obligation and covenant shall survive the termination of this Agreement. Sellers shall cause Chatham to comply with this Section 9(p).

        (q) Termination of Shareholder Agreement: Amendment to Bylaws. Each Seller agrees that effective at the Closing, the Amended and Restated Shareholder Agreement, dated as of February 10, 1989, among each Seller and Chatham shall be terminated and the Bylaws of Chatham shall be amended by deleting therefrom Article Eight Share Transfer Restrictions in its entirety and that the transactions contemplated by this Agreement shall not violate such Shareholder Agreement or Bylaw provision.

        10. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

        (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

        (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Chatham, each Party shall cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party.

        (c) Transition. None of Chatham or Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Chatham from maintaining the same business relationships with Buyer after the Closing as it maintained with Chatham prior to the Closing. Sellers shall cause Chatham to comply with this
Section 10(c).

        (d) Short Year Tax Return. Buyer shall cause Arthur Andersen LLP to prepare and file S Corporation short year tax returns for Chatham for the period ending on the Closing Date and provide copies thereof to the Sellers Representatives.


                                     *****

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                       RELIANCE STEEL & ALUMINUM CO.



                                       By:/s/ David H. Hannah
                                          --------------------------------------
                                              David H. Hannah
                                              President


                                       By:/s/ Yvette Schiotis
                                          --------------------------------------
                                              Yvette Schiotis
                                              Secretary

                                       SELLERS:


                                       /s/ Davida M. Deutsch
                                       -----------------------------------------
                                       Davida M. Deutsch

                                       /s/ Barbara M. Hacken
                                       -----------------------------------------
                                       Barbara M. Hacken

                                       /s/ Lawrence M. Hacken
                                       -----------------------------------------
                                       Lawrence M. Hacken


                                       /s/ Lisa Jane Hacken
                                       -----------------------------------------
                                       Lisa Jane Hacken


                                       /s/ Carla L. Hacken
                                       -----------------------------------------
                                       Carla L. Hacken


                                       /s/ Marsha Faye Kessler
                                       -----------------------------------------
                                       Marsha Faye Kessler


/s/ Marsha Faye Kessler                /s/ Gena Ann Kessler
------------------------------------   -----------------------------------------
Marsha Faye Kessler, Custodian         Gena Ann Kessler

/s/ Marsha Faye Kessler                /s/ Lawrence J. Kessler
------------------------------------   -----------------------------------------
Marsha Faye Kessler, Custodian         Lawrence J. Kessler


                                       /s/ Ronald A. Kronowitz
                                       -----------------------------------------
                                       Ronald A. Kronowitz


                                       /s/ Bailee T. Kronowitz
                                       -----------------------------------------
                                       Bailee T. Kronowitz


                                       /s/ B. Lowell Kronowitz
                                       -----------------------------------------
                                       B.   Lowell Kronowitz


                                       /s/ Rachel S. Kronowitz
                                       -----------------------------------------
                                       Rachel S. Kronowitz


                                       /s/ Arnold M. Tenenbaum
                                       -----------------------------------------
                                       Arnold M. Tenenbaum


/s/ Lorlee S. Tenenbaum                /s/ Alison C. Tenenbaum
------------------------------------   -----------------------------------------
Lorlee S. Tenenbaum, Custodian         Alison C. Tenenbaum



                                       /s/ Brian M. Tenenbaum
                                       -----------------------------------------
                                       Brian M. Tenenbaum


                                       /s/ Lorlee S. Tenenbaum
                                       -----------------------------------------
                                       Lorlee S. Tenenbaum


                                       /s/ Margot R. Tenenbaum
                                       -----------------------------------------
                                       Margot R. Tenenbaum


                                       /s/ Ann G. Tenenbaum
                                       -----------------------------------------
                                       Ann G. Tenenbaum

                                          /s/ Karen T. Gale
                                          --------------------------------------
                                          Karen T. Gale


                                          /s/ Karen T. Gale
                                          --------------------------------------
                                          Karen T. Gale, as Natural and Legal
                                          Guardian of the Person and Property
                                          and Custodian for Megan Gale


                                          /s/ Samuel J. Tenenbaum
                                          --------------------------------------
                                          Samuel J. Tenenbaum


                                          /s/ Ralph Tenenbaum
                                          --------------------------------------
                                          Ralph Tenenbaum


                                          /s/ Sheldon U. Tenenbaum
                                          --------------------------------------
                                          Sheldon U. Tenenbaum


/s/ Sheldon U. Tenenbaum                  /s/ Jessica L. Tenenbaum
---------------------------------------   --------------------------------------
Sheldon U. Tenenbaum, Custodian           Jessica L. Tenenbaum

                                          /s/ Bert M. Tenenbaum
                                          --------------------------------------
                                          Bert M. Tenenbaum


/s/ Bert M. Tenenbaum                     /s/ Jordan A. Tenenbaum
---------------------------------------   --------------------------------------
Bert M. Tenenbaum, As Natural and Legal   Jordan A. Tenenbaum
Guardian of the Person and Property and
Custodian for Jordan A. Tenenbaum


/s/ Bert M. Tenenbaum                     /s/ Jonathan B. Tenenbaum
---------------------------------------   --------------------------------------
Bert M. Tenenbaum, As Natural and Legal   Jonathan B. Tenenbaum
Guardian of the Person and Property and
Custodian for Jonathan B. Tenenbaum